UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:    July 15, 2003
(Date of earliest event reported)

Polymer Solutions Inc.

(Exact name of Registrant as specified in its charter)

Nevada. U.S.A. (State or other jurisdiction of incorporation)	0-18583 (Commission file number)	88-0360526 (IRS Employer Identification No.)

311 Otterson Drive, Suite 60, Chico, California U.S.A. (Address of Principal Executive Office)	95928 (Zip Code)

Registrant’s telephone number, including area code	(530) 894-3585

not applicable

(Former name or former address, if changed since last report)

ITEM 5
ITEM 7
SIGNATURES
Exhibit 99.1

ITEM 5.     Other Events and FD Regulation Disclosure.

     Polymer Solutions, Inc. (the “Company”) announced on July 21, 2003 that it had received a letter of intent from an arms length third party relating to the purchase of all of the Company’s outstanding shares.

     In light of this unsolicited offer, the Company’s Board of Directors made a decision to actively consider this proposal and to investigate other potential strategic opportunities intended to maximize shareholder value. Although the Company is in discussions with the third party regarding its proposed letter of intent, and is actively exploring other strategic alternatives, the Company has not accepted any offer nor entered into any agreement relating to a proposed transaction. The Company cannot assure that it will receive a satisfactory proposal or enter into an agreement relating to a proposed transaction, or that any of the transactions described above will be completed. Readers are cautioned against placing undue reliance on the consummation of any transaction. This announcement shall not be deemed to be a recommendation or solicitation by the Company with respect to any particular offer or proposal. A copy of the Company’s press release announcing these events is attached to this Form 8-K as Exhibit 99.1 and incorporated herein by reference.

     This Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to come within the safe harbor protection provided by those statutes. By their nature, all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those contemplated by the forward-looking statements.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits

99.1 News release dated July 21, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER SOLUTIONS, INC.

Date July 21, 2003	/s/ E. Laughlin Flanagan E. Laughlin Flanagan President and Chief Executive Officer